Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Announces Signing of a Definitive Agreement with Cephalon

WATERTOWN, Mass., October 24, 2008 --- Acusphere, Inc. (NASDAQ:ACUS) today announced the signing of a definitive agreement with Cephalon, Inc. to provide $20 million in upfront financing by purchasing a $15 million senior secured convertible note and by paying a $5 million upfront fee for an exclusive worldwide license to AI-525, a preclinical-stage injectable formulation of celecoxib using Acusphere’s proprietary Hydrophobic Drug Delivery System (HDDS™) technology. The transaction is expected to close in approximately 10 days.

The $15 million senior secured convertible note has a three year term and an interest rate of 8%, payable annually, at the option of Acusphere, in cash or shares of common stock. At Cephalon’s option, the note is also convertible any time prior to the first anniversary of the closing date into one of the following: (1) a license for Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension, a cardiovascular drug for the detection of coronary artery disease, in all territories other than those previously licensed by Acusphere to Nycomed; (2)  a number of shares of Acusphere common stock equal to the outstanding principal and accrued and unpaid interest on the note at the time of conversion, divided by 90% of the average closing price of Acusphere’s common stock for the ten day period prior to the signing date (provided that Cephalon shall receive upon conversion shares of common stock constituting  no less than 51% of the fully diluted number of shares of common stock outstanding after giving effect to the conversion); or (3) a $15 million credit against a future milestone payment for approval by the U.S. Food & Drug Administration (FDA) of the initial indication for AI-525.

Sherri C. Oberg, President and CEO of Acusphere, said, “Our transaction with Cephalon accomplishes three important objectives for Acusphere.  First, we secure necessary financing to advance Imagify through the FDA review process.  Second, it provides us the potential to partner Imagify with Cephalon, whose success has been built on a strategy of marketing high growth, innovative products, building marketing and distribution channels and investing in unique compounds that may change the course of disease.  We are pleased that Cephalon considers Imagify as a potential new product that fits this profile. Finally, it represents a significant strategic step for Acusphere as we build on our technology platform and become a multi-product company with Cephalon as a seasoned partner in the pain space pushing forward the development of AI-525 and providing an important choice in post-operative pain relief.  We look forward to closing this transaction shortly.”

Under the AI-525 injectable celecoxib license, in addition to the $5 million upfront fee, Cephalon will pay Acusphere an additional $15 million upon FDA approval of the initial indication and a royalty on global net sales.

AI-525 is an injectable formulation of the hydrophobic drug, celecoxib, the active ingredient in Pfizer Inc.’s CELEBREX®, which had revenues of more than $2.3 billion in 2007. CELEBREX® is a non-steroidal anti-inflammatory drug offering both anti-inflammation and pain relief for osteoarthritis and rheumatoid arthritis as well as acute pain, but it is currently available only in oral form. Acusphere believes that a significant unmet need exists for an injectable, non-opioid analgesic in a postoperative setting that not only provides acute pain relief and imparts anti-inflammatory effect, but also has an improved side effect and safety profile versus the currently utilized Toradol® or opioids. Given the large market for postoperative pain relief, Acusphere believes AI-525 is well-positioned to fill this unmet need, especially in partnership with an experienced drug developer and marketer like Cephalon.

The Imagify license would include a $40 million payment to Acusphere upon FDA approval of Imagify and a royalty on net sales.  Acusphere submitted the New Drug Application (NDA) for Imagify in April 2008, and FDA accepted the filing in June 2008. An FDA Advisory Committee meeting has been scheduled for December 10, 2008 to review Imagify. Under the Prescription Drug User Fee Act (PDUFA), the anticipated action date for Imagify is February 28, 2009. Acusphere believes that Imagify, if approved, represents a cost-effective, convenient and radiation-free alternative to nuclear stress testing, the current standard for imaging coronary artery disease, the leading cause of death in the U.S.

Prior to the closing of the transaction with Cephalon, and pursuant to the stockholder approval received at Acusphere’s annual meeting of stockholders on June 5, 2008, the Company expects to file an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware increasing the authorized number of shares of its common stock from 98.5 million to 250 million shares.  The filing of the amendment was approved by the Finance Committee of the Company’s Board of Directors on October 22, 2008.

In addition, Acusphere today announced that NASDAQ has granted its request for an exception to NASDAQ ‘s shareholder approval requirements, in accordance with NASDAQ Marketplace Rule 4350(i), which will enable Acusphere to issue the note to Cephalon without stockholder approval.  Absent this exception, NASDAQ rules would have required the approval of Acusphere’s stockholders prior to issuance of the Note.  To obtain this exception, Acusphere was required to demonstrate to NASDAQ that the delay associated with the effort to secure stockholder approval would have seriously jeopardized its financial viability.  As also required by NASDAQ, on October 15, 2008, the Audit Committee of Acusphere’s Board of Directors expressly approved its reliance on this exception, based upon its determination that the current cash position of Acusphere would not permit the Company to continue to operate for the time required for the solicitation of stockholder approval of the issuance of the note to Cephalon.  As of September 30, 2008, the Company’s cash position was approximately $4.1 million.

More information about Acusphere’s transaction with Cephalon can be found in Acusphere’s Current Report on Form 8-K, which Acusphere expects to file with the Securities and Exchange Commission on Monday, October 27, 2008.

Conference Call Information

Acusphere plans to hold a conference call with investors on Monday, October 27, 2008, commencing at 11:00 AM (Eastern Time). The conference call will cover this transaction and Acusphere’s business outlook, and will be led by Sherri C. Oberg, President and Chief Executive Officer and Lawrence A. Gyenes, Senior Vice President and Chief Financial Officer. These Acusphere representatives will also be available for investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-866-700-7441, or internationally 1-617-213-8839 using the confirmation code: 66612612. After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through November 27, 2008 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 27449338.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008 and filed in June 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

 “Acusphere,” “Imagify” and “HDDS” are trademarks of Acusphere, Inc.

CELEBREX® is a registered trademark of Pfizer Inc.

Toradol® is a registered trademark of Hoffman-LaRoche Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding, the efficacy, safety and tolerability of Imagify, the NDA submission for Imagify and likelihood of regulatory approval, the commercial opportunity for Imagify and AI-525, the commercial opportunity for other product candidates and other business development efforts. There can be no assurance that Imagify will be approved for the indication the Company is seeking, or at all. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended June 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Contact: Lawrence A. Gyenes, Chief Financial Officer 617-648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Acusphere, Inc.